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                                                                    EXHIBIT 10.8

Contract
--------

This is an extension of the November 15, 1996, process development agreement between Sony Semiconductor of America and Lanstar Semiconductor Inc. This is in addition to the terms and conditions of that agreement.

Lanstar Semiconductor Inc. and Sony Semiconductor of America will jointly develop 0.35 micron processes for DRAMs using shallow trench isolation, nonoverlap contacts, high aspect ratio poly and dielectric etch processes (approximately 6:1), TIN barriers, CMP planarization of dielectric and tungsten, three levels of poly, two levels of metal, and ONO dielectric for the cell capacitor.


Agreement
---------

The term of this agreement will be 8 months starting on April 15, 1997, and ending December 31, 1997.


Offer
-----

Lanstar will supply computer simulation of the processes and direct engineering support as required. Additionally Lanstar will supply reticles for 4 and 16 Meg DRAMs.

Sony will use best efforts to provide engineering and silicon processing as required to produce a working process for introduction into pilot production by September 15, 1997. Where practical, Sony will make use of its present equipment set for this development activity. Where new equipment that is not in Sony's planned technologies, Lanstar will assist Sony by leasing equipment until development period has expired.


Consideration
-------------

Lanstar will pay Sony forty thousand USD ($40,000) per month net 30 days for a total of three hundred sixty thousand USD ($360,000) with first payment due May 15, 1997, and the last due January 15, 1998.

                                         s/Merrill Hammon
                                         ----------------------------
                                         Merrill Hammon
                                         6/13/97

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Contractual Capacity
--------------------

Lanstar will use Sony's manufacturing capabilities to produce these devices (0.35 micron, 4 and 16 Meg EDO DRAMS) during this development activity. Terms and conditions are to be those found in the original foundry agreement. During and following this development phase, the option to take the production to alternate factories will be given to Lanstar and price per wafer will be renegotiated.


Acceptance
----------


/s/ Wilton Workman               Date:  5/23/97
--------------------------------      -----------
Wilton Workman
President & COO
Lanstar Semiconductor Inc.


/s/ Maxie R. Smith               Date:  5/23/97
--------------------------------      -----------
Maxie R. Smith
Chairman & CEO
Lanstar Semiconductor Inc.


/s/ Merrill Hammon               Date:  6/13/97
--------------------------------      -----------
Merrill Hammon
Sr. Vice President
Sony Semiconductor Company of America
San Antonio Operations